UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Alpha Architect ETF Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

213 Foxcroft Road
Broomall, Pennsylvania 19008

Telephone Number (including area code):

(215) 882-9983

Name and address of agent for service of process:

Wesley R. Gray
213 Foxcroft Road
Broomall, Pennsylvania 19008

With copies of Notices and Communications to:

Alan R. Gedrich, Esq.
Stradley Ronon Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, PA 19103-7018

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [X]                              NO [  ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Broomall and State of Pennsylvania on the 25th day of April, 2014.

Alpha Architect ETF Trust (REGISTRANT)

By:           /s/ Wesley R. Gray
Wesley R. Gray
Trustee and President

Attest:     /s/ David P. Foulke
David P. Foulke
Vice President